Exhibit 4.1

FIRST AMENDMENT (this “Amendment”) dated as of August 8, 2015, to the RIGHTS AGREEMENT dated as of December 12, 2008 (the “Rights Agreement”), between PRECISION CASTPARTS CORP., an Oregon corporation (the “Company”), and COMPUTERSHARE INC. (as successor rights agent to THE BANK OF NEW YORK MELLON), a Delaware corporation, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company, Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”) and NW Merger Sub Inc., an Oregon corporation and wholly-owned subsidiary of Berkshire, have proposed to enter into an Agreement and Plan of Merger to be dated on or subsequent to the date hereof (the “Merger Agreement”);

WHEREAS, the Board of Directors of the Company deems it necessary and desirable to amend the Rights Agreement to render the Rights (as defined in the Rights Agreement) inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) in order to facilitate the consummation of the Transactions;

WHEREAS, Section 26 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights (as defined in the Rights Agreement) or holders of common stock of the Company;

WHEREAS, the Distribution Date (as defined in the Rights Agreement) has not occurred;

WHEREAS, the Board of Directors of the Company has approved this Amendment at a meeting of the directors duly called and held;

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 26 of the Rights Agreement; and

WHEREAS, pursuant to and in accordance with Section 26 thereof, the parties desire to amend the Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

SECTION 1.  Amendment of Rights Agreement.

(a)            The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement shall be amended to add the following at the end of the first sentence thereof:

“, and none of Berkshire or any its Affiliates or Associates shall be or become an “Acquiring Person”, and the term “Acquiring Person” shall not include any of Berkshire or any of its Affiliates or Associates, by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the Merger Agreement or the consummation of the Merger and the other Transactions.”

(b)            The definition of “Beneficial Owner” set forth in Section 1(e) of the Rights Agreement is hereby amended by adding the following sentence at the end of Section 1(e):

“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, none of Berkshire or any of its Affiliates or Associates shall be deemed to be a “Beneficial Owner” of, to “beneficially own” or to have “beneficial ownership” of any securities by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the Merger Agreement or the consummation of the Merger and the other Transactions.”

(c)            The definition of “Stock Acquisition Date” set forth in Section 1(aa) of the Rights Agreement is hereby amended by inserting the following at the end of such definition:

“Notwithstanding anything to the contrary set forth in this definition or in this Agreement, a Stock Acquisition Date shall not occur or be deemed to have occurred by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the Merger Agreement or the consummation of the Merger and the other Transactions.”

(d)            Section 1 of the Rights Agreement is hereby amended by adding the following terms in the appropriate alphabetical order:

“Berkshire” shall mean Berkshire Hathaway Inc., a Delaware corporation.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated on or around August 8, 2015, by and among the Company, Berkshire and Merger Sub.

“Merger Sub” shall mean NW Merger Sub Inc., an Oregon corporation.

“Transactions” shall mean the Merger and the other transactions contemplated by the Merger Agreement.

(e)            The parenthetical containing the definition of “Distribution Date” set forth in Section 3(a) of the Rights Agreement is hereby amended and restated to read in its entirety:

“(the earliest of (i) and (ii) being herein referred to as the ‘Distribution Date’; provided that, notwithstanding anything to the contrary set forth in this definition or in this Agreement, a Distribution Date shall not occur or be deemed to have occurred by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the Merger Agreement or the consummation of the Merger and the other Transactions)”.

(f)            Clause (i) in Section 7(a) containing the definition of “Final Expiration Date” is hereby amended and restated to read in its entirety as follows:

“(i) the earlier of (A) the Close of Business on December 15, 2018 and (B) the point in time immediately prior to the Effective Time, but only if such Effective Time shall occur (the “Final Expiration Date”).”

(g)            Section 11(a)(ii) of the Rights Agreement is herby amended to add the following sentence at the end thereof:

“Notwithstanding anything to the contrary set forth in this Agreement, no adjustment in the Purchase Price shall occur under this Section 11(a)(ii) by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the Merger Agreement or the consummation of the Merger and the other Transactions.”

(h)            Section 13 of the Rights Agreement is hereby amended to add the following new paragraph (f) at the end thereof:

“Notwithstanding anything to the contrary set forth in this Agreement, a Section 13 Event shall not occur or be deemed to have occurred by virtue of or as a result of the approval, execution, delivery, performance or public announcement of the Merger Agreement or the consummation of the Merger and the other Transactions.”

(i)            Section 25 of the Rights Agreement is hereby amended by replacing the addresses of the Rights Agent with the following addresses:

Computershare Inc.
520 Pike Street, Suite 1220
Seattle, WA  98101
Attention: Dennis Treibel

With a copy to:

Computershare Inc.
250 Royall Street
Canton, MA  02021
Attention: Client Services

SECTION 3.  Full Force and Effect.  Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

SECTION 4.  Governing Law.  This Amendment shall be deemed to be a contract made under the law of the State of Oregon and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed entirely within such State.

SECTION 5.  Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  This Amendment shall be effective as of the date hereof immediately prior to the effectiveness of the Merger Agreement.  A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature.

SECTION 6.  Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 7.  Rights Agreement as Amended.  From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

SECTION 8.  Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if the absence of such excluded provision shall, in the reasonable judgment of the Rights Agent, materially and adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PRECISION CASTPARTS CORP.

By:	/s/ Ruth A. Beyer
Name: Ruth A. Beyer
Title: Senior Vice President, General Counsel and Secretary

COMPUTERSHARE INC., as Rights Agent

By:	/s/ David L. Adamson
Name: David. L. Adamson
Title: Vice President